Exhibit 99.1
For Immediate Release — May 18, 2009
Telular Corporation Commences Dutch Auction Tender Offer to Repurchase up to Two Million Shares of Common Stock
CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS)

Telular Corporation, a global leader in transforming analog into wireless communications, today announced that it is commencing a modified “Dutch Auction” tender offer to repurchase up to 2,000,000 shares of its common stock, representing approximately 12% of Telular’s outstanding shares. The closing price of Telular’s common stock on the Nasdaq stock exchange on May 15, 2009 was $1.90.
Under the tender offer, shareholders will have the opportunity to tender some or all of their shares at a price within a range of $2.00 to $2.25 per share. Based on the number of shares tendered and the prices specified by the tendering shareholders, Telular will determine the lowest per share price within the range that will enable it to buy up to 2,000,000 shares, or such lesser number of shares that are properly tendered. If more than 2,000,000 shares are properly tendered at or below the determined price per share, Telular will purchase shares tendered at the determined price per share, on a pro rated basis. Additionally, if more than 2,000,000 shares are properly tendered, the number of shares to be repurchased by Telular pursuant to the tender offer may, at the discretion of Telular, be increased by up to 2% of Telular’s outstanding shares, or approximately 345,000 shares, without amending or extending the tender offer.
“We believe our shares at current valuations are a highly attractive investment for the Company and remain committed to maximizing shareholder value,” commented Joe Beatty, President and CEO of Telular Corporation. “We continue to maintain a very strong balance sheet and affirm this decision as a prudent use of cash.”
Shareholders whose shares are purchased in the offer will be paid the determined purchase price per share net in cash, without interest, after the expiration of the offer period. The offer is not contingent upon any minimum number of shares being tendered, and is subject to a number of other terms and conditions specified in the offer to purchase that is being distributed to shareholders. The offer will expire at 12:01 a.m., New York City Time, on Tuesday, June 16, 2009, unless extended by Telular. Tenders of Telular’s common stock must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer.
The information agent for the offer is Okapi Partners, LLC (“Okapi”). None of Telular, its board of directors, the information agent or the dealer manager is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares into the tender offer. Shareholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by Telular.
IMPORTANT NOTICE: This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any shares of Telular’s common stock. The tender offer is being made solely by the offer to purchase, the related letter of transmittal, and other related documents that Telular is sending to its stockholders. These materials will be filed as exhibits to Telular’s tender offer statement on Schedule TO, which will be filed with the Securities and Exchange Commission, as will any subsequent amendment or supplement. These tender offer materials contain important information that investors are strongly urged to read carefully before making any decision with respect to the tender offer. Each of these documents has been or will be filed with the Securities and Exchange Commission, and investors may obtain them for free from the Securities and Exchange Commission at its website (www.sec.gov) or from Okapi, the information agent for the tender offer, by directing such request to: Okapi Partners LLC, 780 Third Avenue, 30th Fl., New York, NY 10017, telephone 1-(877) 285-5990.
About Telular
Telular Corporation provides event monitoring and wireless access solutions for business and residential customers, enabling devices such as phones, faxes, computers and commercial machinery to be connected using wireless technology. With over 20 years of experience in the wireless industry, Telular Corporation has developed solutions to deliver remote access for voice and data without significant network investment or disruption. Headquartered in Chicago, Telular Corporation has additional offices in Atlanta and Miami. For more information, please visit www.telular.com.
Investor Relations Contact:
Brinlea Johnson
The Blueshirt Group
(212) 551-1453
brinlea@blueshirtgroup.com